                                                 As Filed Pursuant to Rule 424B3
                                                 SEC File No. 333-39158



                     FIRST SUNAMERICA LIFE INSURANCE COMPANY

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                   FIRST SUNAMERICA VARIABLE SEPARATE ACCOUNT
              SUPPLEMENT TO THE POLARIS VARIABLE ANNUITY PROSPECTUS
                                Dated May 1, 2000
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         The following replaces the investment charges and corresponding examples for the CAPITAL APPRECIATION PORTFOLIO (the "Portfolio") of the Anchor Series Trust contained in the chart under the heading "Expenses" in the Profile:

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                          Total Annual       Total Annual       Total        Examples:
ANCHOR SERIES             Insurance          Investment         Annual       Total Expenses at     Total Expenses at
TRUST PORTFOLIO           Charges            Charges            Charges      end of 1 YEAR         end of 10 YEARS
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Capital Appreciation      1.60%              0.74%              2.34%        $93                $264
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     The expenses for the Portfolio contained in the chart under the heading "Portfolio Expenses" on page 4 of the Prospectus are amended as follows:

                                  ANCHOR SERIES TRUST
PORTFOLIO                       MANAGEMENT        OTHER       TOTAL ANNUAL
                                FEE               EXPENSES    EXPENSES
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Capital Appreciation+           0.70%             0.04%       0.74%

     +The expenses noted here are restated to reflect an estimate of fees of the Portfolio for the current fiscal year. On May 18, 2000, the Board of Trustees of Anchor Series Trust (the "Trust") approved an increase in the underlying management fees for the Portfolio for the most recent fiscal year from 0.67% to 0.74%. On July 19, 2000, the shareholders of the Portfolio also approved the increase. The fee increase is effective August 1, 2000.

         Also, the Examples on page 5 of the Prospectus for the Portfolio are amended as follows:

PORTFOLIO                       1 YEAR      3 YEARS     5 YEARS    10 YEARS
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Capital Appreciation            (a)$93       (a)$122    (a)$153    (a)$264
                                (b)$23       (b)$72     (b)$123    (b)$264



Date:  August 1, 2000



                PLEASE KEEP THIS SUPPLEMENT WITH YOUR PROSPECTUS.